Sonendo, Inc. Reports Second Quarter 2022 Financial Results

LAGUNA HILLS, CA – August 10, 2022 – Sonendo, Inc. (“Sonendo”), a leading dental technology company and developer of the GentleWave® System, today reported financial results for the quarter ended June 30, 2022.

Recent Highlights

•
Total revenue of $10.5 million for the second quarter of 2022, representing growth of 32%, compared to prior year period
•
GentleWave's ending install base as of June 30, 2022, was approximately 900 units
•
Announced full commercial launch of CleanFlow® Technology on April 20, 2022
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In late July, Sonendo accessed the first $10 million tranche of the amended $20 million credit agreement with Perceptive Credit Holdings

“The second quarter of 2022 was an exciting quarter for Sonendo. We launched our next generation procedure instrument, CleanFlow, and achieved record volumes of 74,000 procedure instruments sold." said Bjarne Bergheim, Chief Executive Offer of Sonendo. "We are also encouraged by the steady improvement of our expanded Consumable Rep team, who continue to focus on clinical education and training to improve endodontic practice efficiencies and increase utilization.”

Second Quarter 2022 Financial Results

Total Revenue was $10.5 million in the second quarter 2022, an increase from $8.0 million in the second quarter 2021. GentleWave console revenue was $2.7 million in the second quarter 2022, an increase from $1.7 million in the second quarter 2021. Procedure instrument revenue was $4.8 million, an increase from $3.7 million in the second quarter 2021. Software revenue was $2.1 million, an increase from $1.8 million in the second quarter 2021.

As of June 30, 2022, GentleWave ending install base was approximately 900 units, compared to approximately 730 in the prior year period.

Gross margin for second quarter 2022 was 24%, compared to 26% in the second quarter 2021. The decrease in gross margin was driven primarily by operational inefficiencies due to disruption in the supply chain – which the Company estimates was an approximate 300 basis point headwind in the quarter.

Total operating expenses in the second quarter 2022 were $16.8 million, compared to $12.0 million in the second quarter 2021. The increase was driven primarily by higher personnel related expenses, sales hiring, marketing and higher general and administrative costs, primarily legal and accounting associated with operating as a public company.

GAAP loss from operations was $14.3 million in the second quarter 2022, compared to $9.9 million in the second quarter 2021. On a sequential basis, GAAP loss from operations improved from $14.6 million in the first quarter of 2022.

Non-GAAP loss from operations was $11.9 million in the second quarter 2022 compared to $9.0 million in the second quarter 2021. Non-GAAP loss from operations excludes revaluation of contingent consideration, stock-based compensation expense, and depreciation and amortization expense.

Net loss was $15.1 million for the second quarter 2022, compared to $11.1 million in the second quarter 2021.

As of June 30, 2022, cash and cash equivalents and short-term investments totaled $51.8 million, while long-term borrowings totaled $30.0 million.

2022 Financial Guidance

The Company expects full year 2022 total revenue to be in the range of $40.5 million to $42.5 million, representing annual growth between 22% and 28%.

Webcast and Conference Call Information

Sonendo will host a conference call to discuss the second quarter 2022 financial results after the market close on Wednesday, August 10th, 2022, at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (844) 200-6205 for domestic callers or (929) 526-1599 for international callers, using access code: 283383. Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://investor.sonendo.com. The webcast will be archived and available for replay for at least 90 days after the event.

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices. Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

For more information about Sonendo and the GentleWave System, please visit www.sonendo.com. To find a GentleWave doctor in your area, please visit www.gentlewave.com.

Forward Looking Statements

In addition to background and historical information, this press release contains “forward-looking statements” based on Sonendo’s current expectations, forecasts and beliefs including statements related to Sonendo’s 2022 financial guidance. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on its business. These and other risks and uncertainties include those described more fully in the company’s Annual Report on Form 10-K for the year ended

December 31, 2021 filed with the U.S. Securities and Exchange Commission (SEC) on March 23, 2022 under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, as well as any reports that we may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to Sonendo as of the date hereof. Sonendo undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Sonendo’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Sonendo.

Use of Non-GAAP Financial Measures

Sonendo’s financial results are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release and the reconciliation tables included in the financial schedules below include non-GAAP loss from operations. Non-GAAP loss from operations exclude, as applicable, (i) revaluation of contingent consideration, (iii) stock-based compensation expense, and (iii) depreciation and amortization. Management believes that non-GAAP loss from operations are useful in helping identify the company’s core operating performance and enables management to consistently analyze the period-to-period financial performance of the core business operations. Management also believes that non-GAAP loss from operations, will enable investors to assess the company in the same way that management has historically assessed the company’s operating results against comparable companies with conventional accounting methodologies. The company’s definitions of non-GAAP loss from operations have limitations as analytical tools and may differ from other companies reporting similarly named measures. Non-GAAP measures should not be considered measures of financial performance under GAAP, and the items excluded from such non-GAAP measures should not be considered in isolation or as alternatives to financial statement data presented in the financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

For a reconciliation of our non-GAAP loss from operations presented herein to GAAP loss from operations, the most directly comparable GAAP financial measures, please see “Reconciliation of GAAP to Non-GAAP Loss from Operations” in the financial schedules below.

Investor Contact:

Gilmartin Group

Matt Bacso, CFA

IR@Sonendo.com

SONENDO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of
	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,598	$84,641
Short-term investments	34,213	—
Accounts receivable, net	3,248	2,516
Inventory	12,653	8,150
Prepaid expenses and other current assets	4,010	3,552
Total current assets	71,722	98,859
Property and equipment, net	2,573	2,366
Operating lease right-of-use assets	2,417	2,746
Intangible assets, net	2,624	2,956
Goodwill	8,454	8,454
Other assets	118	118
Total assets	$87,908	$115,499
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,355	$3,061
Accrued expenses	5,621	4,758
Accrued compensation	3,420	3,376
Operating lease liabilities	1,002	975
Other current liabilities	1,900	2,482
Total current liabilities	14,298	14,652
Operating lease liabilities, net of current	1,380	1,730
Term loan, net of current	26,648	26,496
Other liabilities	548	558
Total liabilities	42,874	43,436
Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized —10,000,000 shares; issued and outstanding - none	—	—
Common stock, $0.001 par value; authorized — 500,000,000 shares; issued — 26,615,909 shares as of June 30, 2022 and 26,383,225 shares as of December 31, 2021; outstanding — 26,569,220 shares as of June 30, 2022 and 26,336,536 shares as of December 31, 2021	27	26
Additional paid-in-capital	387,803	384,132
Accumulated other comprehensive loss	(42)	—
Accumulated deficit	(342,703)	(312,044)
	45,085	72,114
Less: Treasury stock	(51)	(51)
Total stockholders’ equity	45,034	72,063
Total liabilities and stockholders’ equity	$87,908	$115,499

SONENDO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Product revenue	$8,442	$6,171	$15,645	$11,980
Software revenue	2,105	1,821	3,935	3,439
Total revenue	10,547	7,992	19,580	15,419
Cost of sales	7,994	5,899	14,748	11,584
Gross profit	2,553	2,093	4,832	3,835
Operating expenses:
Selling, general and administrative	12,822	7,381	24,807	13,905
Research and development	4,018	4,631	8,868	9,677
Change in fair value of contingent earnout	—	(21)	—	(7)
Total operating expenses	16,840	11,991	33,675	23,575
Loss from operations	(14,287)	(9,898)	(28,843)	(19,740)
Other expense, net:
Interest and financing costs, net	(850)	(1,084)	(1,816)	(2,148)
Change in fair value of warrant liabilities	—	(17)	—	(17)
Change in fair value of forward obligation	—	(150)	—	(150)
Loss before income tax expense	(15,137)	(11,149)	(30,659)	(22,055)
Income tax expense	—	—	—	—
Net loss	$(15,137)	$(11,149)	$(30,659)	$(22,055)
Other comprehensive loss (net of tax):
Unrealized loss on marketable securities	(42)	—	(42)	—
Net comprehensive loss	$(15,179)	$(11,149)	$(30,701)	$(22,055)
Net loss per share attributable to common stock – basic and diluted	$(0.57)	$(9.16)	$(1.16)	$(18.20)
Weighted-average shares outstanding – basic and diluted	26,468,515	1,217,759	26,437,058	1,211,571

SONENDO, INC.

RECONCILIATION OF GAAP TO NON-GAAP

LOSS FROM OPERATIONS

(In thousands; unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
GAAP loss from operations	$14,287	$9,898	$28,843	$19,740
Adjustments:
Revaluation of contingent consideration	—	21	—	7
Stock based compensation:
Included in cost of sales	(140)	(46)	(241)	(107)
Included in selling, general and administrative	(1,407)	(249)	(2,385)	(541)
Included in research and development	(407)	(118)	(722)	(259)
Depreciation and amortization
Included in cost of sales	(168)	(152)	(339)	(300)
Included in selling, general and administrative	(188)	(246)	(381)	(548)
Included in research and development	(41)	(91)	(89)	(178)
Non-GAAP loss from operations	$11,936	$9,017	$24,686	$17,814